FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-257991-10

From:	Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 06/10/24 13:21:54 UTC-4:00
Subject:	BANK 2024-BNK47 - PUBLIC NEW ISSUE **PRICE GUIDANCE**

BANK 2024-BNK47 - PUBLIC NEW ISSUE **PRICE GUIDANCE**

$978.094MM FIXED-RATE CMBS OFFERING

Co-Lead Managers & Bookrunners:	Wells Fargo Securities, BofA Securities, Citigroup, Goldman Sachs & Co. LLC, J.P. Morgan, Morgan Stanley
Co-Managers:	Academy Securities, Inc., Drexel Hamilton and Siebert Williams Shank

Publicly Offered Certificates

Class	Expected Ratings (Fitch/Moody's/KBRA)	Available Size ($MM)	CE%	WAL (YRS)	Principal Window	UW NOI DY%	LTV%	PX.GUID
A-1	AAAsf/Aaa(sf)/AAA(sf)	$6.684	30.000%	2.75	1–59	23.7%	33.2%	J+85A
A-2	AAAsf/Aaa(sf)/AAA(sf)	$65.786	30.000%	4.94	59-60	23.7%	33.2%	J+135A
A-3	AAAsf/Aaa(sf)/AAA(sf)	$7.500	30.000%	6.89	83-83	23.7%	33.2%	J+135A
A-SB	AAAsf/Aaa(sf)/AAA(sf)	$14.226	30.000%	7.34	60-112	23.7%	33.2%	J+85A
A-4*	AAAsf/Aaa(sf)/AAA(sf)	$250.000	30.000%	9.46	112-116	23.7%	33.2%	A5-2bps
A-5*	AAAsf/Aaa(sf)/AAA(sf)	$413.203	30.000%	9.79	116-119	23.7%	33.2%	J+95A
A-S	AAAsf/Aaa(sf)/AAA(sf)	$154.185	15.750%	9.97	119–120	19.7%	39.9%	J+130A
B	AA-sf/Aa3(sf)/AA-(sf)	$48.690	11.250%	9.97	120–120	18.7%	42.1%	J+155A
C	Asf/A2(sf)/A(sf)	$17.820	9.603%	9.97	120–120	18.3%	42.9%	J+200A

*Sizes and WAL’s are subject to change as detailed in the attached Term Sheet

POOL BALANCE:	$1,081,999,009
NUMBER OF LOANS/PROPERTIES:	52 / 81
WA MORTGAGE INT. RATE:	6.6258%
WA CUT-OFF LTV:	47.4%
WA UW NCF DSCR:	2.31x
WA UW NOI DEBT YLD:	16.6%
WA ORIG TERM TO MATURITY:	116
TEN LARGEST LOANS:	62.4%
LOAN SELLERS:	WFB (26.8%), BANA (21.4%), GSMC (20.4%), MSMCH (13.5%), Citi (8.5%), JPMCB (6.2%), NCB (3.2%)
TOP 5 STATES:	CA (17.5%), NY (13.9%), TX (11.7%), FL (9.5%), IL (7.6%)
TOP 5 PROPERTY TYPES:	RT (40.1%), OF (16.9%), IN (12.1%), HT (8.6%), MU (8.3%)

RISK RETENTION:	Eligible Horizontal Residual Interest ("HRR”)

MASTER SERVICERS:	Wells Fargo Bank, National Association and National Cooperative Bank, N.A.
SPECIAL SERVICERS:	Rialto Capital Advisors, LLC and National Cooperative Bank, N.A.
TRUSTEE:	Computershare Trust Company, National Association
CERT ADMIN:	Computershare Trust Company, National Association
OPERATING ADVISOR:	Park Bridge Lender Services LLC
INITIAL CONTROLLING CLASS REP:	RREF V - D AIV RR H, LLC
DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIM PROSPECTUS:	ATTACHED
PRESALE REPORTS:	AVAILABLE
ANTICIPATED PRICING:	Week of June 10, 2024
ANTICIPATED SETTLEMENT:	June 26, 2024
THIRD PARTY PASSWORDS:
BBG & Trepp:
Dealname:	BANK 2024-BNK47
Password:	24BNK47

Intex:
Dealname:	BNK24B47
Password:	055i0aqpms6nd8svz

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-257991) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb4. This chat will be retained and may be monitored.